aShareX

Contemporary Artists - Series 1

aShareX and Inversion Art team up for a groundbreaking auction of 10 original artworks by 6 contemporary artists - auctioned together as a portfolio.

Estimated Value
$140,000 - $200,000

Material
Works on Canvas, Paper, Sculpture

Dimensions
Various



Maria Gaspar - Cloud Out (Suspend)



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Auction Information

March 21, 2024 at 5:00pm PST
Minimum fractional bids for this auction are US $500.
Winning fractional bidders receive a digital image of each artwork.
More information to follow soon.

Award-winning artists:

Jennifer & Kevin McCoy
Imo Nse Imeh
Wilfred Ukpong
Emerald Rose Whipple
Servane Mary
Maria Gaspar

Meet the Artists

Build your contemporary art portfolio

- Be an Art Venture Capitalist - Discover hidden gems
- Direct from the Artists' Studios - First time available for purchase
- Portfolio Power - Multiple artists and works spreads your bets
- Return Potential - Explosive gains possible
- View Your Art - Receive a limited-edition digital catalog
- Support Contemporary Artists - Invest in our cultural future

Collection Pricing Support

Estimates for the works in the aShareX + Inversion Art auction are based on comparable primary market sales records from the past three years.

Inversion Art conducts a thorough due diligence process with every artist it accepts into its management and accelerator programs. Artists provide a three-year summary of studio income and expenses, either in the form of tax returns, summary accounting statements from the artists' tax preparers, or equivalent bank record documentation. Additionally, every artist provides Inversion Art proof of their five most recent commercial sales, commissions, or licensing agreements over $5000.

The artists selected for inclusion in the aShareX auction averaged over $100,000 in studio revenue in 2022.

In 2020, Imo Nse Imeh placed a work of comparable size, format and medium with the Petrucci Family Foundation Collection of African American Art for a price within the current sale estimates. Commission and image licensing agreements for new work by Imeh were completed in 2023 for fees that are within the current published estimates as well. Imeh is currently in talks to mount a significant exhibition of work with a notable Washington D.C. institution.

Works by Jennifer and Kevin McCoy in various formats have been sold in the past three years for between $10,000 and $1,472,000 (a number achieved at Sotheby's first "Natively Digital" sale in 2021 by Quantum (2014), one of the first NFTs ever minted). The artists are currently negotiating a high seven figure donation of a single work to The Whitney Museum of American Art, which holds other of the artists' works.

Major new works by Maria Gaspar are on display at the Institute for Advanced Study at UC Santa Cruz, and selections from this exhibition, as well as new commissions, will go on view at The Gund Gallery in Ohio, at George Mason University in Virginia, and at the San Jose Museum of Art in California. The artist is currently in talks to mount a significant presentation at the Seattle Art Fair. The aShareX sale will be one of the first times that Gaspar's work is available for private collecting.

Servane Mary shows with APALAZZOGALLERY in Brescia, Italy, where she has been the subject of solo and group exhibitions since 2017. The work in the aShareX sale is similar to the series Mary presented at the Palazzo Biandra Mediolanum in Milan, Italy, last year and which has been sold by APALAZZOGALLERY at prices equivalent to the high estimate in the current sale.

Emerald Rose Whipple's work is currently featured at the House of Sound in New York City, a follow up to her 2019 solo presentation with World of Macintosh. Last year Whipple was the subject of a solo show at Gallery Nathalie Karg in New York City and at Anne Claire Simon Gallery in Paris, France, in 2021. Her work is widely collected in both the U.S. and Europe.

On February 15, Wilfred Ukpong opens a solo presentation at Autograph, London, a major art center dedicated to artists using photography and film in the service of social justice. A print of the work in the aShareX sale is featured in the Autograph exhibition; another print of the same work is held in the collection of the Fitchburg Art Museum in Massachusetts. Ukpong's works have been exhibited at FotoFest, Houston; Institut Français du Nigeria Abuja; MARKK Museum, Hamburg; the Royal Society of Arts, London; and the Weltmuseum, Vienna.

Exhibition

Most of the artworks featured in this auction are available for viewing at the Maison Lune Contemporary Art Gallery in Venice Beach, CA. by appointment only. To schedule a viewing please e-mail support@aShareX.com.

Visit Inversion Art.

Legal

View our preliminary offering circular here.

This website may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its markets or industry. These statements reflect management's current views regarding future events based on available information and are subject to risks and uncertainties that could cause the company's actual results to differ materially. Investors are cautioned not to place undue reliance on these forward-looking statements as they are meant for illustrative purposes, and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made. Moreover, although management believes that the expectations reflected in the forward-looking statements are reasonable, neither aShareX nor anyone acting on its behalf can give any assurance that such expectations will prove to have been correct nor do they have a duty to update any such statements to conform them to actual results.

aShareX is not registered, licensed, or supervised as a broker dealer by the SEC or Financial Industry Regulatory Authority (FINRA). Dalmore Group LLC ("Dalmore") is the broker of record for the offer and sale of Shares and is registered with the SEC as a broker-dealer, member of FINRA and Securities Investor Protection Corporation ("SIPC").

Our materials may include historical appreciation percentages that are based on public auction sales and reflect historical price trends. Such information is not intended to be indicative of returns that would have been achieved on aShareX Shares during such periods. Fees, expenses and other factors will create significant differences between the performance of an investment in Shares and historical artwork appreciation rates. Past price trends are not indicative of future price trends and are not intended to be a proxy for historical or projected future performance of any specific artwork Shares.

The information contained on the aShareX.com website has been prepared by aShareX without reference to any particular investor's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a aShareX offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

IN MAKING AN INVESTMENT DECISION, INVESTORSMUST RELY ON THEIR OWN EXAMINATION OF THE INVESTMENT OPPORTUNITY AND THE TERMSOF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. REGULATION AOFFERINGS ARE SPECULATIVE, ILLIQUID, AND INVOLVE A HIGH DEGREE OF RISK,INCLUDING THE POSSIBLE LOSS OF YOUR ENTIRE INVESTMENT.

From:
Sent: Monday, February 26, 2024 6:16 PM
To:
Subject: Be an Art Venture Capitalist: First-of-its-Kind Auction

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aShareX + Inversion Art

Be an *art* venture capitalist

Learn more ⟶

Register to bid in a groundbreaking online auction Thursday, March 21. aShareX teamed up with Inversion Art, the Y Combinator of the art world, to offer a curated portfolio of 10 original artworks by 6 fast-rising contemporary artists. Bid for either full or partial ownership of the portfolio with fractional bids from just $500.


Light on the Water, Surfers Cove 2 / Emerald Rose Whipple

Upcoming Auction

Contemporary Artists Series 1

Diversify your investments; discover hidden gems, artworks with explosive return potential, direct from the artists' studios; and receive a digital image of each piece.

Register to bid ⟶

Thursday, March 21st

5pm Pacific

@ asharex.com

Award-Winning Artists

Jennifer & Kevin McCoy
Imo Nse Imeh
Wilfred Ukpong
Maria Gaspar
Servane Mary
Emerald Rose Whipple

View the art in person Feb 24 - Mar 7 at Maison Lune Gallery in Venice Beach, CA (email support@asharex.com to schedule an appointment)

Artist Gallery



Are my Dreams Too Bold for the Carbon Skin I Bear #1 / Wilfred Ukpong



Invisible Things Are Not Necessarily Not-There (after T. M.) - Brick 1 / Maria Gaspar



Parliament 2 / Imo Nse Imeh



PinkGray Geometry /
Jennifer & Kevin McCoy



GrayWhite Geometry /
Jennifer & Kevin McCoy



Cloud Out (Suspend) / Maria Gaspar



Untitled (Oxidation) 2023 / Servane Mary

Register to bid ⟶

Why aShareX?

State of the *art* investing

Market-determined prices

Prices are set by transparent auction, not an intermediary

Bid your way

Bid for fractional or 100% ownership, fractional bids from just $500

You're empowered

You control asset sale timing, or trade your shares on our secondary market

Learn more ⟶

Practice bidding risk-free!

Test Drive an Auction

No money or other consideration is being solicited or will be accepted at this time. This is not an offer to sell fractional interests and no offer to buy fractional interests can be accepted except pursuant to a qualified offering statement. Registration involves no commitment or obligation of any kind.

aShareX, Inc. | 10990 Wilshire Blvd., Suite 420, Los Angeles, CA 90024

From:
Sent: Thursday, March 7, 2024 6:00 PM
To:
Subject: Maybe you missed: Excitement Builds for Our Auction

aShareX

Excitement builds for first-of-its-kind contemporary art auction

Art displayed at Maison Lune in Venice, CA with serious buyer interest.



Parliament 2 / Imo Nse Imeh



Are my Dreams Too Bold for the Carbon Skin I Bear #1 / Wilfred Ukpong



Untitled *(Oxidation) 2023* / Servane Mary

AND MORE BELOW! From award winning artists: Maria Gaspar, Jennifer & Kevin McCoy, Imo Nse Imeh, Emerald Rose Whipple, Wilfred Ukpong, Servane Mary

Critical path for you: Register to bid!

Register

Three firsts in the U.S.:

1. A portfolio for instant diversification in the popular contemporary art category consisting of 10 artworks from 6 artists.
2. Winners receive high-resolution images of artworks for personal use (PC, phone, print to hang).
3. Unique support for these high-octane artists. Upon sale of art in the future, the artists participate in the appreciation.

Value estimate for this portfolio is $140-200k. Minimum fractional bids just $500.

Invest and have fun on **Thursday, March 21 at 5:00pm Pacific**.

Questions? Contact Ryan Johnston at or 858-829-3456.



PinkGray Geometry / Jennifer & Kevin McCoy



GrayWhite Geometry / Jennifer & Kevin McCoy



Invisible Things Are Not Necessarily Not-There (after T. M.) - Brick 1 / Maria Gaspar



Cloud Out (Suspend) / Maria Gaspar



Light on the Water, Surfers Cove 2 / Emerald Rose Whipple

Add the Auction to your Calendar

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aShareX
ASSET SHARE EXCHANGE

aShareX and Inversion Art, the Y Combinator of the art world, team up for a groundbreaking auction March 21 at 5pm Pacific!

Curated collection of 10 original artworks by 6 emerging contemporary artists auctioned together as a portfolio. Be an art venture capitalist – discover hidden gems with explosive return potential direct from the artists' studios!

Select works are held in the collections of the Whitney, the Met, Petrucci Family Foundation and Harvard Business School, and have been exhibited at the Pompidou Center and the National Academy of Sciences, among others.

Bid for fractional or 100% ownership, minimum fractional bids just $500!

Award-Winning Artists

Jenn & Kevin McCoy
Imo Nse Imeh
Wilfred Ukpong
Emerald Rose Whipple
Servane Mary
Maria Gaspar

Scan to Register at aShareX.com

aShareX – innovative auction marketplace for fractionalizing ownership of high-value alternative assets

Eliminating flaws in existing alternative asset delivery structures:

✓ Public auctions determine asset prices (not manager valuations)
✓ Choose from bite-sized to 100% purchases with modest minimums
✓ Investor controlled asset exit
✓ No annual fees
✓ SEC-qualified Reg A+ offering for fractional owners
✓ Secondary market for trading fractional shares
✓ Valuable due diligence and annual appraisals

[Click here](#) to download the one pager

No money or other consideration is being solicited or will be accepted at this time. This is not an offer to sell fractional interests and no offer to buy fractional interests can be accepted except pursuant to a qualified offering statement. Registration involves no commitment or obligation of any kind.

Contact Us

For more information on aShareX or the upcoming auction, please email us at support@asharex.com.

aShareX, Inc. | 10990 Wilshire Blvd., Suite 420, Los Angeles, CA 90024

From:
Sent: Monday, March 11, 2024 2:37 PM
To:
Subject: Get Critical Facts Now on Unique Art Auction March 21, 5pm PT

aShareX

Listen to an interview with our partners, the **Inversion Art** principals, as they provide insights into our first-of-its-kind online auction March 21, 5pm PT



Joey Flores



Jonathan T. D. Neil

Short version (link) – 8 mins
Full interview (link) – 40 mins

- Intense due diligence on artists and artworks
- Attractive pricing on portfolio of 10 artworks by 6 artists
- Digital images to print and hang or view on PC/phone
- Only $500 minimum fractional bid needed

Must register to bid ASAP

Register

Add the Auction to your Calendar

Apple	Google	Outlook	Yahoo


aShareX
ASSET SHARE EXCHANGE
aShareX and Inversion Art, the Y Combinator of the art world, team up for a groundbreaking auction March 21 at 5pm Pacific!
Curated collection of 10 original artworks by 6 emerging contemporary artists auctioned together as a portfolio. Be an art venture capitalist – discover hidden gems with explosive return potential direct from the artists' studios!
Select works are held in the collections of the Whitney, the Met, Petrucci Family Foundation and Harvard Business School, and have been exhibited at the Pompidou Center and the National Academy of Sciences, among others.
Bid for fractional or 100% ownership, minimum fractional bids just $500!
Award-Winning Artists
Jenn & Kevin McCoy
Imo Nse Imeh
Wilfred Ukpong
Emerald Rose Whipple
Servane Mary
Maria Gaspar
Scan to Register at aShareX.com
aShareX – innovative auction marketplace for fractionalizing ownership of high-value alternative assets
Eliminating flaws in existing alternative asset delivery structures:
✓ No annual fees
✓ Secondary market for trading fractional shares

[Click here](#) to download the one pager

No money or other consideration is being solicited or will be accepted at this time. This is not an offer to sell fractional interests and no offer to buy fractional interests can be accepted except pursuant to a qualified offering statement. Registration involves no commitment or obligation of any kind.

Contact Us

For more information on aShareX or the upcoming auction, please email us at support@asharex.com.

aShareX, Inc. | 10990 Wilshire Blvd., Suite 420, Los Angeles, CA 90024